EXHIBIT 15

June 14, 2002

Ross Stores, Inc.
Newark, California

        We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim condensed consolidated financial statements of Ross Stores, Inc. for the three-month periods ended May 4, 2002, and May 5, 2001, as indicated in our reports dated May 21, 2002, and May 25, 2001, respectively; because we did not perform an audit, we expressed no opinion on that information.

        We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended May 4, 2002, and May 5, 2001, are incorporated by reference in Registration Statements Nos. 33-61373, 33-51916, 33-51896, 33-51898, 33-41415, 33-41413, 33-29600, 333-56831, 333-06119, 333-34988 and 333-51478 of Ross Stores, Inc. on Form S-8.

        We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Yours truly,

/s/Deloitte & Touche LLP
San Francisco, California